Exhibit 99.1

News
For Immediate Release

EP Energy Provides Operational Update — Increases Wolfcamp Type Well EUR and Economics

HOUSTON, TEXAS, July 31, 2014—EP Energy Corporation (NYSE:EPE, “EP Energy”) today provided an update on its growing oil programs.

Key highlights include:

•            Increased Wolfcamp Type Well EUR to 450 MBOE, with significant improvement to well economics

•            Ongoing enhancements to completion designs in all three of its oil programs contributed to stronger than expected production growth in 2Q 2014

•            Record oil production of 53.3 thousand barrels per day (MBbls/d) in 2Q 2014 - A 60 percent increase in oil production from 2Q’13 and a 10 percent increase from the first quarter of 2014

“I’m excited to announce we are seeing tangible improvements across all our capital programs” said Brent Smolik, chairman, president, and chief executive officer of EP Energy Corporation.  “We’ve updated our Wolfcamp type well economics as a result of continued improvement in our combined B/C well performance and on-going completion optimization.  In the Eagle Ford and Altamont, recent results from new completion techniques have generated meaningful improvements in production rates that enhance these programs as well.  The single largest driver of higher net asset value for our business is increased efficiencies across our inventory of over 5,600 future drilling locations(1).   It is especially gratifying to see these improvements impact our reported production results.”

(1) As of December 31, 2013 pro forma for 475 drilling locations from the April 2014 acquisition.

Updated Wolfcamp Program

EP Energy has updated the type curve for its entire future drilling inventory of 3,375 Wolfcamp A, B and C drilling locations as summarized below:

	Wolfcamp Long		Wolfcamp Short
	Previous	Update	Previous	Update
Lateral Length (ft)	7,500	7,500	4,500	4,500
IP 30 (Boe/d)	373	521	253	344
Well Spacing (Distance between wells)	140 acres (770 ft. )	140 acres (770 ft. )	90 acres (770 ft. )	90 acres (770 ft. )
Gross EUR (Mboe)	400	450	241	296
% Liquids	75%	75%	75%	75%
Gross Well Costs ($MM)	$5.8	$6.1	$4.5	$4.7
Net F&D Costs ($/Boe)	$19.19	$18.07	$24.91	$21.12
Average WI %	95%	95%	99%	99%
Average NRI %	71%	71%	74%	74%
NRI Pre-Tax NPV - 10% ($MM)(1)	$2.8	$4.0	$1.3	$2.0
Pre-Tax IRR(1)	30%	35%	21%	24%
Drilling locations(2)	2,780	2,780	595	595

(1) Pretax rates based on $90/Bbl (WTI) and $4.50/MMBtu (HH).

(2) As of December 31, 2013 pro forma for 475 drilling locations from the April 2014 acquisition.

Production Volumes Continue to Grow

EP Energy’s net oil production from its continuing operations in the second quarter of 2014 was 53.3 MBbls/d, an increase of 60 percent from the second quarter of 2013 and 10 percent compared to the first quarter of 2014.  All three of the company’s oil programs contributed to the growth.  Production by product is highlighted below:

	Three Months ended June 30, 2014	Three Months Ended, June 30, 2013
Oil (MBbls/d)	53.3	33.4
NGLs (MBbls/d)	11.6	6.6
Natural Gas (MMcf/d)	192	241
Total (Mboe/d)	96.7	80.1

Note: all information in the table above is from continuing operations.  During the second quarter of 2014, the company reclassified certain of its Arklatex and its South Louisiana Wilcox assets as discontinued and all information above excludes volumes associated with those assets and other assets classified as discontinued operations.

Higher Production Rates

In the Wolfcamp, the updated type curve reflects the results of the combined B/C development and ongoing completion optimization, including tighter frac stage spacing and higher sand concentrations.  This design is expected to generate a pretax NPV that is 43 percent higher than the previous type curve, with a modest 5 percent increase in our estimated well cost.

In the Eagle Ford the company is using enhanced completion designs across its full acreage block, with excellent results and growing oil volumes across its entire position in LaSalle County.  These design changes are not expected to increase per well costs compared to our previously published type well.

In the Altamont field the company is realizing the benefits of optimized well completions and production operations.  During the second quarter the company drilled three of its top 12 all-time wells for a program that dates back to its acquisition in 2001.   These results have been accomplished with well costs equal to, or below, our previously published type well.

EP Energy maintains a $2 billion capital investment budget for 2014, before acquisitions, and remains focused on its three core oil programs in Eagle Ford, Wolfcamp and Altamont.

Webcast Information

EP Energy has scheduled a webcast at 9 a.m. Eastern Time, 8:00 a.m. Central Time, on August 7, to discuss its second quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast, including investor slides and a financial and operational reporting package for the quarter ended June 30, 2014, will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 8758205) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through Friday, August 29, 2014 on the company’s website in the Investor Center (conference ID# 10049213).

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com